EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

REPORTS FIRST QUARTER RESULTS

JERICHO, NY, August 10, 2012: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $1,105,243 and a net loss of $118,557 ($.02 net loss per share) for the three months ended June 30, 2012. By comparison, the Company reported revenues of $879,897 and a net loss of $142,543 ($.03 net loss per share) for the three months ended June 30, 2012.

During the three months ended June 30, 2012 revenues increased 25.6% over the comparable period in the prior fiscal year due to increases in school staffing services to charter schools.

	Three Months Ended
	06/30/12	06/30/11
	(Unaudited)
Revenues	$1,105,243	$879,897

Operating loss from continuing operations	(122,710)	(178,763)

Loss before discontinued operations	(118,557)	(174,394)

Net loss	$(118,557)	$(142,543)

Net earnings (loss) per share:
From continuing operations - basic and diluted	$(0.02)	$(0.04)
From discontinued operations - basic and diluted	$-	$0.01

Weighted average shares – basic and diluted	4,919,615	4,809,805

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.